Exhibit 99.1

CONTACT:	Connie Hamblin	RELEASE: April 19, 2012
(616) 772-1800

GENTEX REPORTS ALL-TIME QUARTERLY RECORD NET SALES AND NET INCOME

ZEELAND, Michigan, April 19, 2012 — Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and camera-based lighting and driver-assist systems for the automotive industry, commercial fire protection products and dimmable aircraft windows, today reported all-time record financial results for any quarter in the first quarter ended March 31, 2012.

For the first quarter of 2012, the Company’s all-time record net sales for any quarter increased by 16 percent to $290.7 million compared with $250.9 million in the first quarter of 2011.

The gross profit margin was flat on a sequential basis at 34.7 percent in the first quarter of 2012 compared with the fourth quarter of 2011, primarily due to the impact of annual customer price reductions, which were offset by purchasing and manufacturing cost reductions. The gross profit margin decreased on a quarter-over-quarter basis from 36.0 percent in the first quarter of 2011 to 34.7 percent in the first quarter of 2012, primarily due to annual customer price reductions, partially offset by purchasing and manufacturing cost reductions.

All-time record net income for any quarter increased nine percent to $46.3 million in the first quarter of 2012, compared with net income of $42.3 million in the first quarter of 2011, primarily due to increased net sales and gross profit.

Earnings per diluted share were 32 cents in the first quarter of 2012 compared with 29 cents per share in the first quarter of 2011.

“We are pleased to report another all-time record quarter in net sales and net income for Gentex Corporation, despite a volatile automotive environment,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer. “The increased net sales and auto-dimming mirror unit shipments in the first quarter of 2012 were primarily a result of increased demand from our North American and European customers.”

Rear Camera Display Update

Gentex Vice President of Finance and Chief Financial Officer Steve Dykman said that on February 28, 2012, U.S. Secretary of Transportation Ray LaHood provided an update to Congressman Fred Upton and other congressional leaders, announcing another delay in the final rule related to the Cameron Gulbransen Kids Transportation Safety Act (KTSA). Secretary LaHood indicated that additional time is needed to complete the final rule and that he anticipates that the Department of Transportation can now issue the final standards by December 31, 2012.

As previously announced, the Company’s solution to meet the pending KTSA requirement is its Rear Camera Display (RCD) Mirrors, which display high-resolution, color images of the area directly behind the vehicle via an automaker-specified camera.

Unit Shipments and Net Sales

Total auto-dimming mirror unit shipments increased by 16 percent in the first quarter of 2012 compared with the first quarter last year. Automotive net sales also increased by 16 percent from $246.3 million in the first quarter of 2011 to $285.7 million in the first quarter of 2012.

Automatic-dimming mirror unit shipments increased by 18 percent in North America in the first quarter of 2012, compared with the first quarter last year, primarily as a result of increased mirror unit shipments to the Detroit Three as well as Japanese and European transplant automakers. North American light vehicle production increased by 16 percent in the first quarter of 2012 compared with the same prior-year quarter.

Automatic-dimming mirror unit shipments to offshore customers increased by 14 percent in the first quarter of 2012 compared with the same quarter last year. The increase in unit shipments was primarily due to increased mirror unit shipments to certain European automakers. Light vehicle production in Europe decreased by four percent in the first quarter of 2012, and increased by 33 percent in Japan and Korea in the first quarter of 2012, in each case compared with the same quarter last year.

Other net sales increased by eight percent to $5.0 million for the first quarter of 2012 compared with the same quarter last year, primarily due to a 48 percent increase in dimmable aircraft window net sales.

The increase in dimmable aircraft window net sales for the first quarter of 2012 was primarily due to increased shipments of dimmable windows for the Boeing 787 Dreamliner series of aircraft. Fire Protection net sales were flat quarter over quarter and continue to be impacted by the relatively weak commercial construction market.

Future Estimates

Gentex Chief Financial Officer Steve Dykman provided certain guidance for 2012.

“Our estimate for net sales for the second quarter of 2012 is an increase of approximately 15 percent compared with the same quarter in 2011, based on IHS’s March 2012 forecast for light vehicle production levels,” said Dykman.

Based on the Company’s expected net sales for the second quarter of 2012, Dykman said that the Company currently expects that its gross profit margin for the second quarter of 2012 will be in approximately the same range as the gross profit reported in the first quarter of 2012.

In addition, the Company continues to expect that unit shipments of its SmartBeam® high beam headlamp assist product will increase by approximately 40-45 percent in calendar year 2012, compared with unit shipments of 1.0 million units in calendar year 2011. The Company also currently expects that unit shipments of its Rear Camera Display (RCD) Mirrors will be approximately flat for calendar year 2012 compared with calendar year 2011. The Company shipped approximately 1.7 million RCD Mirrors in calendar year 2011. Both SmartBeam and RCD Mirror unit forecasts are based on the IHS March 2012 forecast for light vehicle production.

The Company’s current forecasts for light vehicle production for each of the following periods in 2012 compared with the same periods in 2011 are based on IHS Automotive’s March 2012 forecast for light vehicle production in North America, Europe and Japan and Korea:

Second quarter of 2012 Light Vehicle Production (per IHS)	% change	Vs. Second Quarter of 2011
North America: 3.7 million vehicle units	+19%	3.1 million
Europe: 4.8 million vehicle units	-10%	5.3 million
Japan and Korea: 3.4 million vehicle units	+31%	2.6 million

Calendar Year 2012 Light Vehicle Production	% change	Vs. Calendar Year 2011
North America: 14.6 million vehicles	+11%	13.1 million
Europe: 18.8 million vehicles	-7%	20.2 million
Japan and Korea: 13.8 million vehicles	+10%	12.5 million

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the global automotive industry, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecast,” “hopes”, “likely,” “plans,” “projects,” “optimistic,” and “should,” and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, the pace of economic activity in the United States and in international markets, employment and general economic conditions; worldwide automotive production; the maintenance of the Company’s market share; the ability to control costs, including the ability to achieve purchasing cost reductions, control and leverage fixed overhead costs, and maintain margins; the ability to control E,R&D and S,G&A expenses; customer inventory management; competitive pricing pressures; currency fluctuations; interest rates; equity prices; the financial strength/stability of the Company’s customers (including their Tier 1 suppliers); potential impact of supply chain disruptions including but not limited to those caused by natural disasters and any other part shortages; potential sale of OEM business segments or suppliers; potential customer (including their Tier 1 suppliers) bankruptcies; the mix of products purchased by customers, the ability to continue to make product innovations; intellectual property litigation risk; the market for Rear Camera Display Mirrors and the success of those products; the success of certain other products (e.g. SmartBeam® and other camera-based product development); and other risks identified in the Company’s other filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Second Quarter Conference Call

A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EST today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the right side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is the leading supplier of automatic-dimming rearview mirrors and camera-based lighting- and driver-assist systems to the global automotive industry. The Company also provides commercial smoke alarms and signaling devices to the North American fire protection market, as well as dimmable aircraft windows for the commercial, business and general aviation markets. Based in Zeeland, Michigan, the international Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company’s interior mirrors are sold with advanced electronic features, and more than 98 percent of the Company’s net sales are derived from the sale of auto-dimming mirrors to every major automaker in the world. Visit the Company’s web site at www.gentex.com.

Gentex currently is working to fill a significant number of manufacturing and technical positions, primarily in the electrical, software development and engineering areas. Additional information is available at http://www.gentex.com/corp_jobs.html.

GENTEX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(unaudited) Three Months Ended March 31,
	2012	2011
Net Sales	$290,706,762	$250,945,897
Cost of Goods Sold	189,880,269	160,629,160

Gross Profit	100,826,493	90,316,737
Engineering, Research & Development	23,215,134	18,914,761
Selling, General & Administrative	12,110,396	11,311,102

Income from Operations	65,500,963	60,090,874
Other Income	(3,286,360)	(3,364,388)

Income Before Provision for Income Taxes	68,787,323	63,455,262
Provision for Income Taxes	22,442,739	21,122,380

Net Income	$46,344,584	$42,332,882

Earnings Per Share
Basic	$0.32	$0.30
Diluted	$0.32	$0.29
Weighted Average Shares:
Basic	143,502,772	141,860,885
Diluted	144,988,001	143,985,844
Cash Dividends Declared per Share	$0.13	$0.12

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited) March 31, 2012	Dec 31, 2011
ASSETS
Cash and Short-Term Investments	$422,794,661	$418,795,011
Other Current Assets	363,473,303	333,497,973

Total Current Assets	786,267,964	752,292,984
Plant and Equipment—Net	309,663,660	282,541,588
Long-Term Investments and Other Assets	159,215,582	141,192,430

Total Assets	$1,255,147,206	$1,176,027,002

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current Liabilities	$130,104,599	$100,694,500
Long-Term Debt	0	0
Deferred Income Taxes	54,771,435	48,213,981
Shareholders’ Investment	1,070,271,172	1,027,118,521

Total Liabilities & Shareholders’ Investment	$1,255,147,206	$1,176,027,002

AUTO-DIMMING MIRROR UNIT SHIPMENTS (Thousands)
	First Quarter Ended March 31,
	2012	2011	% Change
Domestic Interior	1,921	1,586	21%
Domestic Exterior	423	407	4%
Total Domestic Units	2,344	1,993	18%
Foreign Interior	2,814	2,465	14%
Foreign Exterior	1,101	960	15%
Total Foreign Units	3,915	3,425	14%
Total Interior Mirrors	4,735	4,051	17%
Total Exterior Mirrors	1,524	1,367	11%
Total Mirror Units	6,259	5,418	16%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Percent change and amounts may not total due to rounding.